PRICING SUPPLEMENT                                           File No. 333-97937
------------------
(To Prospectus Supplement and Prospectus dated                   Rule 424(b)(3)
  September 25, 2002)
Pricing Supplement Number: 2258


                   Merrill Lynch & Co., Inc.
                  Medium-Term Notes, Series B
          Due Nine Months or More from Date of Issue

                      Floating Rate Notes

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
Principal Amount:   $145,000,000                        Original Issue Date:     November 18, 2002

Issue Price:        100.00%                             Stated Maturity Date:    November 18, 2003

CUSIP Number:       59018YPC9

   Interest Calculation:                                Day Count Convention:
   --------------------                                 ---------------------

   /x/   Regular Floating Rate                          /x/   Actual/360
   / /   Inverse Floating Rate Note                     / /   30/360
          (Fixed Interest Rate):                        / /   Actual/Actual


   Interest Rate Basis:
   --------------------
   /x/  LIBOR                                          / /  Commercial Paper Rate
   / /  CMT Rate                                       / /  Eleventh District Cost of Funds Rate
   / /  Prime Rate                                     / /  CD Rate
   / /  Federal Funds Rate                             / /  Other (see attached)
   / /  Treasury Rate
   Designated CMT Page:                             Designated LIBOR Page:
      CMT Telerate Page:                                LIBOR Moneyline Telerate Page: 3750
      CMT Reuters Page:                                            LIBOR Reuters Page:
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

   Index Maturity:           Three Months                              Minimum Interest Rate:     Not Applicable

   Spread:                   +0.0300%                                  Maximum Interest Rate:     Not Applicable

   Initial Interst Rate:     Calculated as if the Original             Spread Multiplier:         Not Applicable
                             Issue Date was an Interest Reset Date

   Interest Reset Dates:     Quarterly, on the 18th of February, May, August, commencing on February 18, 2003, subject to the modified following Business Day convention.

   Interest Payment Dates:   Quarterly, on the 18th of February, May, August, and at maturity commencing on February 18, 2003, subject to the modified following Business Day convention.

   Repayment at the
   Option of the Holder:     The Notes cannot be repaid prior to the Stated Maturity Date.

   Redemption at the
   Option of the Company:    The Notes cannot be redeemed prior to the Stated Maturity Date.

   Form:                     The Notes are being issued in fully registered book-entry form.

   Trustee:                  JPMorgan Chase Bank

   Underwriter:              Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Wachovia Securities,
                             Inc. and ABN AMRO Incorporated (the "Underwriters"), are acting as principals in this transaction.  MLPF&S is acting as the Lead Underwriter.

                             Pursuant to an agreement dated November 12, 2002 (the "Agreement"), between
                             Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has
                             agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                             Underwriters                                  Principal Amount of the Notes
                             ------------                                  -----------------------------

                             Merrill Lynch, Pierce, Fenner & Smith                          $139,200,000
                                         Incorporated
                             Wachovia Securities, Inc.                                        $2,900,000
                             ABN AMRO Incorporated                                            $2,900,000
                                                                                              ----------
                                                             Total                          $145,000,000

                             Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                             The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above.
                             After the initial public offering, the Issue Price may be changed.

                             The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  Dated:                     November 12, 2002

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